Exhibit 16.1



                         KPMG Peat Marwick LLP
                            99 High Street
                  Boston, Massachusetts 02110-2371
                       Telephone 617-988-10000
                         Telefax 617-988-0800




          April 24, 1997


          Securities and Exchange Commission
          Washington, DC 20549


          Ladies and Gentlemen:

          We were previously principal accountants for Natural MicroSystems Corporation and, under the date of January 14, 1997, we reported on the consolidated financial statements of Natural MicroSystems Corporation and subsidiaries as of and for the years ended December 31, 1996 and 1995. On April 17, 1997, our appointment as principal accountants was terminated. We have read Natural MicroSystems Corporation's statements included under Item 4 of its Form 8-K dated April 24, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Natural MicroSystems Corporation's statement that the change was approved by the Board upon recommendation of the Audit Committee.


                                        Yours very truly,

                                        /S/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP